Settlement Agreement

This Agreement is entered into on 18 September 2023

Between

Sorin Group Italia S.r.l., tax code 10556980158, with registered office in Milan, Via Enrico Cialdini 16

hereinafter, the "Company"

and

Mr. Marco Dolci, tax code DLCMRC62B07F205Y

hereinafter, the "Executive"; jointly, the "Parties"

This Agreement disciplines the termination and the full settlement of the employment contract between the Company and the Executive, as well as the termination of the offices held by the Executive in the boards of the companies belonging to LivaNova's Group ("LN Group"), and relevant mutual waivers.

Preamble:

- the Parties entered into an employment contract effective from April 20, 2017 (the "**Employment**") with the Executive hired under the contractual classification as Executive (*dirigente*) of the National Collective Bargaining Agreement for Executives of Industrial Companies ("NCBA"). The Executive has been also appointed, within the performance of the Employment, as *preposto* of LivaNova Plc branch (*sede secondaria*);

- the Executive currently holds the following offices within the Group:

  i. Chairman of the Board of Directors of LivaNova Site Management S.r.l.;
  ii. Chairman of the Board of Directors of Sorin Group Italia S.r.l.;
  iii. Chairman of the Board of Directors of LivaNova Holding S.r.l. (jointly defined the "**Offices**")

- the Parties have agreed that the Employment and the Offices can no longer continue , and that - for the purpose of the Executive's retirement - a mutual termination of the Employment should be agreed, allowing the Company to benefit from the Executive's service (also for handover purposes) during a garden leave period, before termination date;

- the Parties, after having discussed in depth their views, have decided to execute an agreement concerning the termination of the Employment and the Offices, with the purpose of reaching the settlement of any current or future claims between the Executive, the Company and any other LN Group company that may have in any way directly or indirectly arisen due to the Employment, the Offices and their termination or from any other relationship between the Parties.

1. Preamble

1.1. The preamble shall be considered as an integral part of this agreement (the "**Agreement**").

2. Retirement – resignation from the Offices

2.1. The Parties hereby declare and agree that the Employment (and all associated roles and proxies) will terminate on a mutual consent basis, due to the Executive's retirement, on December 31st, 2023 (the "**Date of Termination**").

Due to the nature of this Agreement, no notice period (and/or the payment of the relevant indemnity in lieu of notice) shall apply.

It is hereby understood and agreed that no event such as - among the others - the Executive's illness, shall have an impact on the Date of Termination.

The Executive undertakes to comply (by and no later than 7 days from the execution of this Agreement) with the online INPS procedure related to the termination of the Employment.

2.2. Until the Date of Termination, the Executive will keep his formal job title and role within the organization, but will be exempted from day-by-day working performance and duties.

Without prejudice to the above, the Executive expressly undertakes to fully cooperate with LN Group ELT executives and officers, and/or with other individuals appointed by the Company and/or by LN Group, and use his best efforts in order to facilitate a smooth handover, including but not limited by sharing any information and document in his possess, attending meetings scheduled with at least 24 hours' notice, etc., until the Date of Termination.

The Executive, until the Date of Termination, will continue to be subject to ordinary duties based on Italian law and NCBA (e.g. confidentiality, non-compete, etc.).

2.3. The Executive undertakes to (i) irrevocably resign from all the Offices pursuant to applicable laws and by-laws, according to the timeline that will be communicated by the Company in good faith and based on the LN Group's needs, and (ii) to fully cooperate with the Company and LN Group to assure the timely termination of the Offices.

3. Payments up to the Date of Termination

3.1. The Executive will receive, until the Date of Termination, his normal gross monthly salary.

3.2. Furthermore, the Executive will receive, after the Date of Termination:

- the TFR, if in the Company's availability;
- pro-rata of additional monthly instalments;
- payment in lieu of any unused holidays and leaves accrued at the Date of Termination.

4. Full settlement

4.1. The Executive, pursuant to a «*transazione generale novativa*» as provided for by Articles 1965, 1975 and 1976 of the Italian Civil Code, waives towards the Company, and towards any other company belonging to the LN Group, to all claims or rights of any nature or kind whatsoever related to, or caused by, the Employment or its termination, including - but not limited to - claims related to a different length of service, salary differences, bonus (including STI 23) based on the LN Group's incentive plans, equity awards or rights (except for what is provided in this Agreement under paragraph 7), impact of LN Group's incentive plans, equity awards or rights on mandatory payments calculation e.g. TFR, travel allowances, reimbursement of expenses (save those already submitted), compensation for demotion, damages according to Articles 2043, 2059, 2087, 2103 and 2116, paragraph 2, of the Italian Civil Code, and, more in general, to any rights deriving from the law, the Employment contract or the NCBA, and LN Group's policies. Without prejudice to the above, the Executive will maintain his rights pursuant to Article 15 of the applicable NCBA.

4.2. Furthermore, the Executive, as part of the «*transazione generale novativa*» pursuant to Articles 1965, 1975 and 1976 of the Italian Civil Code, waives towards the Company, and towards any other company of the LN Group, to any claim or right connected to, or even only occasioned, by the performance and termination of the Offices, including - but not limited to - any request or claim related to a different legal qualification of

the Offices, additional consideration and/or fees, reimbursement of expenses and to any other right, including compensation for damages.

4.3. The Company, also on behalf of any other LN Group company, accepts the above mentioned waivers and, in connection with the same, waives to any claim towards the Executive in relation to the performance of the Employment and the Offices and, as a consideration for the «*transazione generale novativa*», undertakes to pay the Executive the gross amount of Eur 30.000.

For the purpose of this Clause 4.3, the Company hereby undertakes to procure that, for each company where the Executive holds the Offices, the relevant shareholders meeting passes a resolution whereby (i) each company ratifies the Executive's activity as member of the board and (ii) any liability action against the Executive in relation to the execution of the Offices, is waived, consistently with the provisions below.

Without prejudice to the above, it is acknowledged that any waivers in relation to the termination of the Employment and the Offices shall not prevent the Company (or any other company belonging to the LN Group) to raise any claim vis-a-vis the Executive pursuant to the recoupment or clawback policies applicable to the Executive, as in effect from time to time, or in relation to actions and/or inactions - unknown to the Company at the time this Agreement is executed - by the Executive with fraud or gross negligence ascertained with a first instance judgment, in the performance of the Employment or the Offices. The Company, also on behalf of all LN Group company, confirms and acknowledges that as at the date hereof, there are no concerns regarding the Executive's conduct which have come to its attention, and which would be a reason for the Company or any Group company to pursue any kind of claim or action for pecuniary or non-pecuniary damages against the Executive.

4.4. For a period of 6 years from the Date of Termination, the Company will maintain D&O insurance for the benefit of the Executive in respect of those liabilities which he may have incurred as a director of the Company or any LN Group company on the same terms as are provided to its directors from time to time during such period.

5. Retirement

5.1. The Company undertakes to pay the Executive, in connection with the agreed retirement, the gross amount of Eur 830.000.

5.2. The amount under point 5.1 above, which is not subject to social security charges, as provided for by Article 12(4.b) of the law 30 April 1969, No. 153, as modified by Article 6 of D.Lgs. 2 September 1997, No. 314, it shall be subject to I.R.Pe.F., calculated according to Articles 17 and 19 T.U.I.R. it is agreed that the Company will have no liabilities or further obligations, towards the Executive, in case the tax authority demands the payment of additional taxes due to a new calculation of the applicable withholding.

6. Payments terms

6.1. The amounts under point 4.3 and 5.1 above shall be paid, by wire transfer to the account specified by the Executive, within 30 days from the Date of Termination, upon the preliminary conditions that (i) the Parties have executed the *Verbale di conciliazione* under point 10 below, and (ii) the Executive have fulfilled his obligations under point 2.3 above.

7. LTI

7.1. Without prejudice to the termination of the Employment and the Offices, the Compensation Committee of LivaNova PLC has designated the Executive's termination of the Employment to be an "Approved Retirement" pursuant to the terms of the outstanding agreements related to Restricted Stock Units, Performance Share Units, and Stock Appreciation Rights granted to the Executive (the "**Equity Awards**") and confirms that the unvested portion of each of the Equity Awards shall continue to vest pursuant to the terms of their respective award agreements. The Company warrants that it has taken all required steps

and obtained all necessary approvals and/or authorisations from all relevant parties in order to give effect to the provisions of this clause 7.1. The Company finds it important to make it explicit to the Executive, that any vested SARs (Stock Appreciation Rights) from 2017 & 2018 are excluded from the Approved Retirement Equity Award terms, hence will expire 3 months after the Date of Termination.

The definitions used in this clause 7.1 refer to the definitions used in the Equity Awards plans.

The Company and Executive agree that the Executive shall not be eligible to receive any further equity awards in the Company or in any other company of the LN Group.

The Executive is responsible for any taxes related to the Equity Awards.

8. Company's belongings – phone number

8.1. The Executive undertakes to return the Company - by 5 days from the execution of this Agreement - all Company's belongings (except for what is provided for under point 8.2 and 8.3 below) as well as any document, in any form or by any media or device, containing or referring to confidential information about the Company of any company of the LN Group.

8.2. The Executive will be entitled to download, from the Company's laptop, all of his personal files, during a meeting to be scheduled in agreement with the Company, with the attendance of a member of the IT department who will take care of the download procedure.

In order to allow the fulfilment of the Executive's obligations under point 2.2 above, the Company will provide the Executive with a new laptop and will maintain active his e-mail account until the Date of Termination.

8.3. The Company will allow the Executive to keep his current Company's mobile number, even after the Date of Termination and will support the Executive in the related process with no costs for the Executive. Until Termination Date the costs related to the use of the mobile phone will be borne by the Company.

9. Confidentiality

9.1. The Executive shall not use, disclose or communicate to any person any confidential information which he shall have come to know or have received or obtained at any time by reason of or in connection with his service with the Company or any other affiliated, controlled or controlling company belonging to the LN Group.

9.2. For the purpose of this clause «Confidential Information» includes any information that may have been given in confidence or have a confidential nature relating to the business or prospective business or internal affairs of the Company or of any other affiliated, controlled or controlling company belonging to the LN Group.

9.3. The Executive undertakes not to disclose any information concerning the organization of the Company, of any other and any other affiliated, controlled or controlling company, or improperly use any information in order to cause prejudice.

9.4. The Executive undertakes not to produce and disclose any false declaration, denigrating or damaging the Company or any other affiliated, controlled or controlling company - also with reference to their products and policies - or any information related to the business of the Company or of any other company belonging to the LN Group, as well as clients, investors, shareholders, consultants, directors and agents. In turn the Company undertakes not to make or publish any derogatory or defamatory comments concerning the Executive preserving his reputation.

9.5. Without prejudice to the above, nothing in this Agreement prohibits or impedes Executive from reporting

possible violations of any law or regulation to any governmental agency or entity, in every jurisdiction, otherwise communicating, cooperating, or filing a complaint with or making other disclosures or complaints to any such agency or entity that are protected under any applicable whistleblower provisions; provided, that in each case such communications and disclosures are consistent with applicable law. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

9.6. The Company and/or LN Group shall have the right to communicate, at their discretion after the execution of this Agreement, the termination of the Employment, as well as any associated changes in the organizational structure, confirming that the Executive's employment is terminated by mutual consent and giving a positive representation of the employment relationship

10. Agreement in accordance with Section 2113 the Italian Civil Code

10.1. The Parties undertake to execute a *Verbale di conciliazione* - having same substantial content of the Agreement – in a date close to the Date of Termination, before a competent certification commission.

11. Legal expenses

11.1. The Company will pay, as partial reimbursement of legal expenses borne by the Executive, the amount of 60.000 Eur, plus VAT and 4% social security, to Simmons&Simmons law firm, upon issuance of the relevant notice of invoicing.

12. Applicable law and language

12.1. This Agreement will be governed by and subject to Italian laws.

13. Definition of Group

13.1. In this Agreement, LN Group means Sorin Group Italia S.r.l. its direct and/or indirect parent company, and any companies that are directly or indirectly controlled by and/or connected to LivaNova PLC, and/or its direct and/or indirect parent company.

Sorin Group Italia S.r.l.

FRANCO POLETTI

Mr. Marco Dolci